Exhibit 99.1

May 6, 2013

NORTHWEST PIPE REPORTS FIRST QUARTER 2013 RESULTS

AND ANNOUNCES CONFERENCE CALL

Highlights:

•	Net sales were $140.6 million, down 1.1% from first quarter 2012

•	Operating income was $14.8 million, up 61.5%

•	Net income was $9.5 million, or $1.00 per diluted share, up 100%

Vancouver, WA, May 6, 2013. Northwest Pipe Company (NASDAQ: NWPX) today announced its first quarter 2013 financial results. The Company will broadcast its first quarter 2013 earnings conference call on Tuesday, May 7, 2013, at 8:00 am PDT.

First Quarter 2013 Results

Net sales for the quarter ended March 31, 2013 decreased 1.1% to $140.6 million compared to $142.2 million in the quarter ended March 31, 2012. Gross profit was $21.2 million (15.1% of net sales) in the first quarter of 2013, an increase from $16.5 million (11.6% of net sales) in the first quarter of 2012. Net income for the first quarter of 2013 was $9.5 million or $1.00 per diluted share compared to $4.7 million or $0.50 per diluted share for the first quarter of 2012.

Water Transmission sales increased by 34.5% to $78.6 million in the first quarter of 2013 from $58.4 million in the first quarter of 2012. The increase in net sales was due to a 53% increase in tons produced, offset by a 12% decrease in the average selling price per ton. Water Transmission gross profit increased to $19.9 million (25.3% of segment net sales) in the first quarter of 2013 from $9.7 million (16.6% of segment net sales) in the same period of 2012. The 25.3% gross profit as a percent of segment net sales is a quarterly record for the Company.

Tubular Products sales decreased 26.0% to $62.0 million in the first quarter of 2013 from $83.7 million in the first quarter of 2012, driven by a 9% decrease in average selling price per ton and a 19% decrease in tons sold from 66,600 tons in the first quarter of 2012 to 53,900 tons in the first quarter of 2013. Tubular Products gross profit decreased by 80.4% to $1.3 million (2.2% of segment net sales) in the first quarter of 2013 from $6.8 million (8.1% of segment net sales) in the first quarter of 2012.

As of March 31, 2013, the backlog of orders in the Water Transmission segment was approximately $136 million compared to a backlog of orders of $161 million as of March 31, 2012. The backlog contains confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“Based on current market conditions, we believe the first quarter will be our strongest quarter in 2013. The Water Transmission segment had a record quarter for gross profit as a percentage of net sales. The first quarter net sales and gross profit were driven by a number of large projects, including Lake Texoma, the largest project in Company history,” said Scott Montross, President and Chief Executive Officer of the Company. “As expected, Tubular Products net sales and margins were significantly lower compared to the first quarter of 2012 as we experience continued high levels of imports and a falling rig count. In the second quarter of 2013, we anticipate that Water Transmission will have lower net sales, gross profit and gross profit as a percentage of sales compared with the first quarter of 2013. In Tubular Products we expect to see gross profit levels that are near breakeven as high levels of imports continue to negatively impact segment earnings for the near term.”

Conference Call

The Company will hold its first quarter 2013 earnings conference call on Tuesday, May 7, 2013 at 8 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 1-800-583-8102 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net sales:
Water Transmission	$78,613	$58,431
Tubular Products	61,984	83,744

Net sales	140,597	142,175

Cost of sales:
Water Transmission	58,743	48,732
Tubular Products	60,650	76,943

Total cost of sales	119,393	125,675

Gross profit:
Water Transmission	19,870	9,699
Tubular Products	1,334	6,801

Total gross profit	21,204	16,500

Selling, general, and administrative expense	6,384	7,321

Operating income (loss):
Water Transmission	18,033	8,024
Tubular Products	666	6,196
Corporate	(3,879)	(5,041)

Operating income	14,820	9,179

Other expense	41	36
Interest income	(183)	(41)
Interest expense	1,049	1,640

Income before income taxes	13,913	7,544

Provision for income taxes	4,407	2,810

Net income	$9,506	$4,734

Basic earnings per share	$1.01	$0.51

Diluted earnings per share	$1.00	$0.50

Shares used in per share calculations:
Basic	9,437	9,369

Diluted	9,484	9,412

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	March 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$47	$46
Trade and other receivables, net	65,415	41,498
Costs and estimated earnings in excess of billings on uncompleted contracts	70,018	73,314
Inventories	109,604	113,545
Other current assets	8,390	7,735

Total current assets	253,474	236,138
Property and equipment, net	158,796	152,545
Other assets	33,644	33,739

Total assets	$445,914	$422,422

Liabilities:
Current maturities of long-term debt	$9,012	$9,009
Accounts payable	33,598	21,042
Accrued liabilities	30,225	32,217
Billings in excess of cost and estimated earnings on uncompleted contracts	2,792	6,478

Total current liabilities	75,627	68,746
Note payable to financial institution	56,236	47,533
Other long-term debt, less current maturities	11,902	15,536
Other long-term liabilities	33,312	31,175

Total liabilities	177,077	162,990

Stockholders’ equity	268,837	259,432

Total liabilities and stockholders’ equity	$445,914	$422,422

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